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Exhibit 99.1

ALBANY INTERNATIONAL REPORTS FIRST-QUARTER 2003
EARNINGS OF 65 CENTS PER SHARE

First-Quarter Highlights

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  Net income per share was $0.65, compared to $0.10 per share for the same period last year.

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  Net income in the quarter included $0.16 per share related to the favorable resolution of certain income tax matters.

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  Net sales were $210.4 million, an increase of 9.7 percent compared to the same period last year.

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  Operating income was $27.7 million, an increase of 24.2 percent compared to the first quarter of 2002.

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  Cash flow from operating activities was $32.3 million during the quarter, compared to $7.8 million in the first quarter of last year.

        Albany, New York, April 24, 2003—Albany International Corp. (NYSE/PCX/FWB: AIN) reported first-quarter net income per share of $0.65, which included a favorable adjustment of $0.16 per share related to the resolution of certain income tax matters. This compares to net income per share of $0.10 in the same period last year. Excluding the effect of the favorable adjustment to income tax expense in 2003 and the cumulative effect of a change in accounting principle in 2002, first-quarter earnings per share were $0.49 in 2003 and $0.28 in 2002. Net income per share for the first quarter of 2002 included a charge of $0.18 related to the adoption of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."

        Net sales increased $18.6 million, or 9.7 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales increased 2.6 percent.

        Gross profit was 42.5 percent of net sales in the first quarter of 2003, compared to 42.0 percent in the first quarter of 2002.

        Selling, technical, general, and research expenses increased 6.3 percent compared to the same period last year, but decreased 1.2 percent excluding the effect of changes in currency translation rates.

        Operating income was $27.7 million, an increase of $5.4 million, or 24.2 percent, over the first quarter of last year. The increase is due principally to higher sales and the impact of cost reduction initiatives. Changes in currency translation rates had a negligible effect on total operating income during the quarter.

        Other expense, net, was $1.2 million for the quarter, compared to $4.4 million in the first quarter of 2002. The decrease is due principally to the remeasurement of intercompany balances at operations that held amounts denominated in currencies other than their local currency.

        Income tax expense was $1.5 million in the first quarter of 2003, a decrease of $3.2 million from the first quarter of 2002. The decrease is due in part to a reduction of the estimated effective income tax rate from 35 percent in the first quarter of 2002 to 30 percent in the first quarter of 2003, a reduction that was anticipated as stated in the Company's previous earnings announcement. The lower tax rate had the effect of increasing earnings by $0.03 per share. In addition, the Company received notification of the final resolution regarding certain income tax matters, which resulted in a reduction to first-quarter 2003 tax expense of $5.2 million, or $0.16 per share.

Comments on Operations

        Chairman and CEO Frank Schmeler commented, "Although the markets we serve remained sluggish, the Company improved first-quarter results, largely due to the impact of our cost reduction efforts and favorable shifts in product mix, resulting in part from the introduction of the Albany Value

Concept. An early benefit of the Albany Value Concept, a business strategy designed to deliver economic value to our customers, is a clear shift to higher value Albany products and services.

        "Cash flow was strong in the first quarter of 2003. Net cash provided by operating activities was $32.3 million, compared to $7.8 million in the first quarter of 2002. The increase is due principally to higher net income, which included $5.2 million of a $6.1 million cash refund associated with the favorable resolution of certain tax matters. Accounts receivable decreased $0.6 million, and $4.5 million when changes in currency translation rate effects are excluded. Inventories increased $5.0 million, and $2.3 million excluding the effect of changes in currency translation rates.

Engineered Fabrics

        "First-quarter 2003 net sales for the Engineered Fabrics segment increased 9.3 percent as compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales were 3.0 percent higher than the first quarter of 2002. On a global basis, paper and paperboard operating rates, one measure of industry trends, remained unchanged with only selected regional improvements. Sales improvements were due principally to shifts in product mix.

        "As paper and paperboard companies look to improve their operations, we are introducing new products that help our customers improve the efficiency of their operations and the quality of their products. By documenting improvements, we encourage customers to focus on their major cost drivers, which include fiber, energy, and chemicals, and to work with us to direct our new product development in meaningful ways.

        "In addition to the cost reduction efforts that positively impacted the first quarter, further efficiency improvements were initiated in the quarter, and future cost reduction remains a high priority.

Albany Door Systems

        "Results of our Albany Door Systems segment continue to be negatively affected by slow economies, leading to decreased capital spending by our customers in the U.S. and Europe. Net sales increased 14 percent as compared to the same period last year. However, net sales declined 2.2 percent excluding the effect of changes in currency translation rates. Despite the economic slowdown, we had positive gains in manufacturing efficiencies and the elimination of low-margin products during the quarter. These gains should have a positive effect on our results when the economies strengthen.

Applied Technologies

        "In spite of the weak global business climate, net sales in the Applied Technologies segment during the quarter increased 7.6 percent, and 5.8 percent excluding the effect of changes in currency translation rates as compared to the same period last year. Improved sales and the effect of cost reduction initiatives positively impacted earnings in the first quarter.

        "Sales of PrimaLoft® synthetic down insulation for outerwear and home furnishings increased in the U.S. and Europe. Our European market penetration is increasing, as PrimaLoft production within Europe is now fully operational. In addition, the tannery and textile fabrics and Techniweave businesses reported sales gains."

Looking Ahead

        Mr. Schmeler continued, "Global economic uncertainties created a difficult operating environment in the quarter. While we see improvements in selected markets, we do not yet see sustained global improvement for our customers. As a result, we will continue to focus on areas within our control and prepare our businesses for eventual economic recovery.

        "Our employees are using the Albany Value Concept to match our products and services to our customers' needs. We believe this approach can favorably impact our customers' operational efficiency and overall product quality, while ultimately improving their earnings. Helping our customers remain successful is essential to our future and should improve returns to our shareholders.

        "Improvements in operational efficiency, cost reduction, and new product development remain a high priority and contributed to our first-quarter results. The $30 million cost reduction initiative announced in January 2003 resulted in restructuring charges of approximately $0.8 million during the first quarter. We expect similar restructuring charges in the next quarter and substantially higher restructuring charges in the second half of 2003. The initiative will be completed by mid-year 2004 as anticipated.

        "We thank our employees for their contributions during the first quarter, as we strive to deliver greater value to our customers and shareholders."

        The Company plans a live webcast to discuss first-quarter 2003 earnings today at 1:00 p.m. EDT. For access, go to www.albint.com.

        Albany International is the world's largest producer of paper machine clothing and high-performance doors, with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company's businesses and products is available at www.albint.com.

        This release contains certain non-GAAP financial measures. Such measures are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant's financial condition and results of operations.

        The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

        Forward-looking statements in this release or in the webcast, including statements about future sales, earnings, pricing, markets, cost reductions, new products and process improvements, paper industry consolidation and outlook, inventory and accounts receivable reduction, capital expenditures, tax rates, depreciation, and amortization, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2002 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.

# # #

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(unaudited)

(in thousands except per share data)

	Three Months Ended March 31,
	2003	2002
Net sales	$210,413	$191,786
Cost of goods sold	120,919	111,327

Gross profit	89,494	80,459
Selling, technical, general and research expenses	61,788	58,147

Operating income	27,706	22,312
Interest expense, net	3,871	4,427
Other expense, net	1,209	4,353

Income before income taxes	22,626	13,532
Income taxes	1,545	4,736

Income before associated companies	21,081	8,796
Equity in (losses)/earnings of associated companies	(88)	78

Income before cumulative effect of change in accounting principle	20,993	8,874
Cumulative effect of change in accounting principle, net of taxes	—	(5,837)

Net income	20,993	3,037
Retained earnings, beginning of period	387,609	345,273
Dividends declared	(1,783)	(1,587)

Retained earnings, end of period	$406,819	$346,723

Earnings per share—basic:
Income before cumulative effect of change in accounting principle	$0.65	$0.28
Cumulative effect of change in accounting principle	0.00	(0.18)

Net income	$0.65	$0.10

Earnings per share—diluted:
Income before cumulative effect of change in accounting principle	$0.64	$0.27
Cumulative effect of change in accounting principle	0.00	(0.18)

Net income	$0.64	$0.09

Average number of shares used in basic earnings per share computations	32,438	31,608
Average number of shares used in diluted earnings per share computations	32,857	32,282
Dividends per share	$0.055	$0.05

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Cash and cash equivalents	$38,394	$18,799
Accounts receivable, net	134,711	135,339
Note receivable	22,709	20,075
Inventories:
Finished goods	90,570	90,766
Work in process	47,731	44,763
Raw material and supplies	30,800	28,534

	169,101	164,063
Deferred taxes	33,558	43,439
Prepaid expenses	9,353	7,173

Total current assets	407,826	388,888
Property, plant and equipment, net	347,761	346,073
Investments in associated companies	4,867	4,849
Intangibles	16,304	16,274
Goodwill	140,886	137,146
Deferred taxes	66,661	65,574
Other assets	52,111	52,717

Total assets	$1,036,416	$1,011,521

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$17,425	$12,224
Accounts payable	32,720	39,624
Accrued liabilities	98,134	101,510
Current maturities of long-term debt	1,064	1,914
Income taxes payable and deferred	32,030	31,222

Total current liabilities	181,373	186,494
Long-term debt	216,656	221,703
Other noncurrent liabilities	170,240	168,765
Deferred taxes and other credits	33,714	33,961

Total liabilities	601,983	610,923

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 30,153,486 in 2003 and 28,983,057 in 2002	30	29
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 4,552,293 in 2003 and 5,607,576 in 2002	5	6
Additional paid in capital	258,124	255,484
Retained earnings	406,819	387,609
Accumulated items of other comprehensive income:
Translation adjustments	(136,545)	(147,400)
Derivative valuation adjustment	(12,462)	(13,592)
Pension liability adjustment	(35,962)	(35,962)

	480,009	446,174
Less treasury stock (Class A), at cost (2,193,793 shares in 2003 and 2002)	45,576	45,576

Total shareholders' equity	434,433	400,598

Total liabilities and shareholders' equity	$1,036,416	$1,011,521

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2003	2002
OPERATING ACTIVITIES
Net income	$20,993	$3,037
Adjustments to reconcile net cash provided by operating activities:
Equity in losses (earnings) of associated companies	88	(78)
Depreciation	12,517	11,482
Amortization	1,267	1,196
Provision for deferred income taxes, other credits and long-term liabilities	7,358	(467)
Provision for impairment of goodwill	—	5,837
Increase in cash surrender value of life insurance, net of premiums paid	(600)	(660)
Unrealized currency transaction (gains)/losses	(1,117)	2,119
(Gain)/Loss on disposition of assets	(831)	3
Shares contributed to ESOP	2,589	1,812
Tax benefit of options exercised	8	885
Changes in operating assets and liabilities:
Accounts receivable	5,924	(1,238)
Sale of accounts receivable	(350)	(547)
Note receivable	(2,635)	1,041
Inventories	(2,308)	(1,993)
Prepaid expenses	(2,180)	(2,551)
Accounts payable	(6,904)	(12,427)
Accrued liabilities	(3,375)	(3,298)
Income taxes payable	808	1,151
Other, net	1,003	2,446

Net cash provided by operating activities	32,255	7,750

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9,410)	(5,089)
Purchased software	(175)	(58)
Proceeds from sale of assets	1,156	—

Net cash used in investing activities	(8,429)	(5,147)

FINANCING ACTIVITIES
Proceeds from borrowings	17,424	19,344
Principal payments on debt	(18,424)	(30,652)
Proceeds from options exercised	42	10,743
Dividends paid	(1,783)	(1,587)

Net cash used in financing activities	(2,741)	(2,152)

Effect of exchange rate changes on cash flows	(1,490)	2,683

Increase in cash and cash equivalents	19,595	3,134
Cash and cash equivalents at beginning of year	18,799	6,153

Cash and cash equivalents at end of period	$38,394	$9,287

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  Exhibit 99.1
ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS (unaudited) (in thousands except per share data)
ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)